      As filed with the Securities and Exchange Commission on May 7, 2001

                                               Registration No. 333-[__________]

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ______________

                                   FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                    The Securities Act of 1933, as Amended
                                ______________

                           RAVISENT TECHNOLOGIES INC.
            (Exact Name of Registrant As Specified In Its Charter)

                                ______________


           Delaware                           7372                     23-2763854
(State or Other Jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
Incorporation or Organization)         Classification Code)       Identification Number)

                                ______________

             257 Great Valley Parkway, Malvern, Pennsylvania 19355
                                (800) 700-0362
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                ______________

                          Mr. Francis E.J. Wilde III
                     Chief Executive Officer and President
                          RAVISENT Technologies Inc.
                           257 Great Valley Parkway
                          Malvern, Pennsylvania 19355
                                (800) 700-0362
  (Name and Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent For Service)

                                ______________

                                  Copies to:
                          David A. Makarechian, Esq.
                        Brobeck, Phleger & Harrison LLP
                             Two Embarcadero Place
                                2200 Geng Road
                          Palo Alto, California 94303
                                (650) 424-0160

                                ______________

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable on or after this Registration Statement is declared effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering.[_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering.[_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                                ______________

                        CALCULATION OF REGISTRATION FEE


    Title of Each Class of                           Proposed Maximum Offering Proposed Maximum Aggregate
 Securities to be Registered Amount to be Registered     Price Per Share              Offering Price      Amount of Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par
 value...                              20,000              $2.05(1)                     $41,000                   $10.25
====================================================================================================================================

(1) Pursuant to Rule 457(c) under the Securities Act, this per share amount is based on the average high and low prices of our common stock on May 7, 2001 as reported on the NASDAQ National Market. Estimated solely for the purpose of calculating the registration fee.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information contained in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PRELIMINARY PROSPECTUS
(SUBJECT TO COMPLETION, DATED MAY 7, 2001)

                                 20,000 SHARES


                                  Common Stock
                                   ___________

     This prospectus relates to the sale of up to 20,000 shares of our common stock by the selling stockholder identified in this prospectus. The stockholder acquired these 20,000 shares from us on May 15, 2000 in settlement of a lawsuit initiated against us by the stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. We will not receive any proceeds from the sale of shares under this prospectus.

     Our common stock is traded on the Nasdaq National Market under the symbol "RVST." The closing price on May 7, 2001 was $2.05 per share.

                                   ___________

     The shares of our common stock offered under this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus to read about important factors you should consider before investing in our common stock.

                                   ___________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ___________



                  The date of this prospectus is May 7, 2001.

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               TABLE OF CONTENTS

                                                                           Page
                                                                          ------


PROSPECTUS SUMMARY...........................................................3
RISK FACTORS.................................................................5
FORWARD-LOOKING STATEMENTS..................................................20
WHERE YOU CAN FIND MORE INFORMATION.........................................21
USE OF PROCEEDS.............................................................22
PLAN OF DISTRIBUTION........................................................22
LEGAL MATTERS...............................................................23
EXPERTS.....................................................................24

                               PROSPECTUS SUMMARY

   This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus. You should read the full text of, and consider carefully the more specific details contained in or incorporated by reference into this prospectus.

Our Business

     We are an intellectual property licensing company providing digital audio and video software solutions and technology to industry leading personal computer original equipment manufacturers, empowering them to deliver highly competitive, cost-effective products with a strong time-to-market advantage. We also provide customization services and customer support. We offer a web based retail site to allow users to upgrade and purchase the latest products from us. Our software allows personal computer manufacturers to address digital multimedia formats such as digital versatile disks, or DVD; digital video recording, or DVR; direct broadcast satellite, or DBS; its European counterpart, digital video broadcasting, or DVB; and high- definition television, or HDTV. Until March 2001, we also sold products and provided services in the consumer electronics market and the Internet appliance market. However, we have disposed of our electronics business and our Internet appliance business.

Corporate Information

   We were incorporated in Pennsylvania in April 1994 as Quadrant Sales International, Inc. and changed our name to Quadrant International, Inc. in May 1994, to Divicore Inc. in May 1999 and to RAVISENT Technologies Inc. in June 1999 upon our reincorporation in Delaware. Our U.S. assets and liabilities are held by three Delaware corporations: Liuco, Inc., a finance subsidiary; RAVISENT Operating Company, Inc., an operating subsidiary; and RAVISENT Technologies Internet Appliance Group, Inc., formerly known as Teknema, Inc., each of which is a wholly-owned subsidiary of RAVISENT Technologies Inc., and a Nevada corporation, RAVISENT IP, Inc., an intellectual property subsidiary, also a wholly-owned subsidiary of RAVISENT Technologies Inc. Our assets and liabilities in Germany are held by two German corporations, Erste Cinco Vermogensverwaltungs GmbH, which is a wholly-owned subsidiary of RAVISENT IP, and Viona Vervatungs GmbH, which is a wholly-owned subsidiary of Erste Cinco Vermogensverwaltungs GmbH, and a German limited partnership, Viona Development Hard and Software Engineering GmbH & Co. KG, which is a wholly-owned subsidiary of the two German corporations. Our assets and liabilities in Canada are held by RAVISENT Nova Scotia ULC, an unlimited liability company wholly-owned by RAVISENT Technologies Inc., and RAVISENT British Columbia Inc., a corporation organized under the laws of British Columbia and wholly-owned by RAVISENT Nova Scotia ULC. References in this prospectus to "RAVISENT," "we," "our," and "us" collectively refer to RAVISENT Technologies Inc., a Delaware corporation, its subsidiaries and its California predecessor. Our principal offices are located at 257 Great Valley Parkway, Malvern, Pennsylvania 19355 and our telephone number is (800) 700-0362.

The Offering

   On May 15, 2000, we settled a lawsuit initiated by the selling stockholder identified herein. In settlement of this lawsuit, which was dismissed with prejudice, we issued the selling stockholder 20,000 shares of our common stock and obtained a mutual release of claims. In addition, we granted the selling stockholder registration rights through an amendment of our amended and restated registration rights agreement. Pursuant to this agreement, the selling stockholder has requested that we register his 20,000 shares under this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares. The holder of the shares will bear all commissions and discounts, if any, attributable to its sale of the shares.

Use of Proceeds

   The selling stockholder will receive all of the proceeds from the sale of the common stock pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling stockholder of the offered shares of common stock.

Recent Developments

     Effective as of March 23, 2001 and pursuant to an Asset Acquisition Agreement dated as of March 21, 2001, RAVISENT Technologies Inc. and certain of its subsidiaries, RAVISENT Technologies Internet Appliance Group, Inc., Ravisent I.P., Inc. and Ravisent Operating Company, Inc. sold substantially all of the assets of our Internet appliance business to Phoenix Technologies, Ltd., a Delaware corporation, for approximately $18 million in cash consideration, of which $1.8 million is being held by a third party in escrow for 12 months for indemnification purposes. The assets sold and licensed include certain of the contracts, equipment, intangible assets, intellectual property, prepaid expenses and other assets primarily related to the operation of the Internet appliance business. Under the agreement, Phoenix Technologies purchased, among other things, our e-Surfer embedded software Internet browser and related hardware designs for the Internet Appliance market. In addition, in connection with this asset sale, 13 of our employees, most of whom are associated with the Internet appliance business, accepted employment with Phoenix.

     Effective as of March 1, 2001 and pursuant to an Asset Acquisition Agreement dated as of January 18, 2001, RAVISENT Technologies Inc. and certain of its direct and indirect subsidiaries, Ravisent I.P., Inc., Ravisent Operating Company, Inc. and VIONA Development Hard- and Software Engineering GmbH & Co. KG, sold and licensed certain assets related to our consumer electronics business to STMicroelectronics, NV, a Dutch corporation, STMicroelectronics, Inc., a Delaware corporation and STMicroelectronics GmbH, a German corporation. The assets sold and licensed include certain of the contracts, equipment, intangible assets, intellectual property, prepaid expenses, accounts receivable and other assets primarily related to the operation of the consumer electronics business. In addition, approximately 80 of our employees, most of whom were associated with the consumer electronics business, accepted employment with STMicroelectronics in connection with the asset sale. Pursuant to the terms of the Asset Acquisition Agreement, STMicroelectronics paid approximately $55.1 million in cash consideration, of which $0.8 million is being held by a third party in escrow for a period of 18 months for indemnification purposes. In connection with the asset sale, Ravisent and certain of its subsidiaries granted to STMicroelectronics certain non-exclusive rights to license and distribute certain of its technology used in its Internet appliance products and personal computer products. Further, pursuant to the terms of the Asset Acquisition Agreement, we have agreed not to compete in certain aspects of the consumer electronics business for a period of five years from March 1, 2001.

                                 RISK FACTORS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus. You should carefully consider the following risk factors, together with all other information included or incorporated by reference into this prospectus, before you decide whether to invest in shares of our common stock.

   Risks and uncertainties, in addition to those we describe below, that are not presently known to us, or that we currently believe are immaterial may also impair our business operations. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks.


                         Risks Related to Our Business

We are currently undergoing a business transition that may adversely affect our business

     In March 2001, we announced that we disposed of our consumer electronics business and our Internet appliance business and that we are seeking strategic alternatives for our business. In the past, the consumer electronics business did not generate material sales or profit for us and the Internet appliance business generated significant sales but no profit for us.

     The internal and external changes that have and will result from the sale of our consumer electronics business and Internet appliance business and our announcement concerning strategic alternatives may disrupt our employees, partners, distributors, stockholders and customers and may create a prolonged period of uncertainty, which could have a material adverse effect on our business, prospects and financial condition. The disposition of our consumer electronics business and Internet appliance business has resulted in substantial changes including, among other things, the reduction of our workforce and our product offerings and has created the need for us to seek a new strategic focus. Many factors may impact our ability to implement a new strategic direction for our business including our ability to locate strategic partners, finalize agreements with other companies, manage the implementation internally in an effective manner, sustain the productivity of our workforce, reduce operating expenses and quickly respond to and recover from unforeseen events associated with our business transition. As a result of this business transition, it will be difficult to forecast our financial performance. We expect that both sales and operating income may be adversely affected and we expect to report operating losses in fiscal 2001.

     In addition, as a result of the disposition of our consumer electronics business and our Internet appliance business, approximately 89 of our former employees, including developers, salespeople and employees involved in general and administrative functions, have terminated their employment with us and have accepted employment with the purchaser of the consumer electronics business, the purchaser of the Internet appliance business or elsewhere. We currently have 24 employees in research and development, 14 employees in sales and marketing and 19 in administration. We believe that we may need to hire additional employees, particularly in the area of research and development, in order to create a more diversified product offering and implement a new strategic focus that will be successful for us.

     Our March announcement regarding our search for strategic alternatives and the sale of our Internet appliance business and consumer electronics business may adversely affect our existing relationships with our partners and distributors and the perception of our company among our customers.

     As part of the sale of our Internet appliance business and consumer electronics business, approximately 89 of our employees have accepted employment with Phoenix Technologies and STMicroelectronics. These employees were dedicated primarily to research and development activities. The reduction in our research and development workforce will result in fewer new products being offered by us. The reduction in our salesforce may result in our sales being adversely affected.

     Consequently, we may have declining levels of business through our traditional distribution channels as a result of negatively impacted relationships with our partners, distributors and customers. There can be no guarantees that we can maintain or re-establish such relationships or forge new customer, partner and distributor relationships in a timely manner, or at all, to overcome any loss of business resulting from our business transition.

We depend upon management to identify appropriate strategic alternatives

     Our ability to identify an appropriate strategic alternative for our business is substantially dependent upon certain key management personnel, particularly our President and Chief Executive Officer, Mr. Francis Wilde, and our Chief Financial Officer, Mr. Thomas Fogarty. The loss of such key management personnel could have a material adverse effect on our ability to identify appropriate strategic alternatives and consummate the associated transactions, if any.

The success of any strategic alternatives we pursue are speculative

     While we intend to seek a variety of strategic alternatives, there can be no assurance that we will be successful in finding a beneficial strategic alternative for our stockholders or that we will find any suitable strategic alternatives. In the event that we choose a new strategic direction for our company, the success of the resulting business will depend, to a great extent, on the operations, financial condition and management of the resulting business and other factors beyond our control. There can be no assurance that we will find or consummate a strategic alternative that is beneficial to our stockholders.

There are few, if any, strategic alternatives available to us and there is intense competition to find beneficial strategic alternatives

     We are and will continue to be an insignificant participant in the market of companies seeking strategic alternatives. A large number of established and well financed entities, including venture capital firms, are active in transactions involving strategic alternatives being considered by us, including mergers with, or the acquisition of, business entities that may be desirable candidates for a strategic combination with us. Such competitors may have significantly greater financial resources, technical expertise, managerial capabilities and other resources than we do. As a result, we may be at a competitive disadvantage in identifying and attracting possible strategic alternatives and successfully completing any related transactions.

The Securities Exchange Act of 1934, as amended, imposes significant disclosure requirements which may deter potential strategic partners from consummating a transaction with us

     The Securities Exchange Act of 1934, as amended, requires companies subject to its provisions to provide certain information about significant acquisitions, including certified financial statements for the acquired company or entity, covering one or two years depending on the size of the acquisition. In the event that we pursue a business combination with another entity, the time and additional costs that may be incurred by the target entity to prepare such statements may significantly delay or preclude consummation of an otherwise desirable acquisition by us or delay or preclude consummation of a desirable acquisition of our company or business. Acquisition prospects that do not have or are unable to obtain the required audited financial statements may not be appropriate for acquisition so long as the reporting requirements of the Securities Exchange Act, are applicable.

We currently have a limited product offering and may not have a diversified business after a strategic transaction, if any

     Due to the disposition of our consumer electronics business and our Internet appliance business, we currently have a limited offering of products that can be used only in personal computers. Pursuant to the terms of our agreement with STMicroelectronics, Inc. we may not participate in significant aspects of the consumer electronics market prior to March 2006. In the event that we consummate a market combination with only one other business entity, our ability to diversify our business into a number of areas may be limited. As a result, we will be subject to economic pressures within a limited industry which may result in a material adverse effect on our business and financial condition.

Certain strategic alternatives may result in a change in control and management of our company

     In the event that we consummate a business combination transaction involving the issuance of our common stock, such business combination may result in a third party obtaining a controlling interest in our company. Any such business combination may require our management to sell or transfer all or a portion of their shares of common stock of the company, or resign as directors and officers of the company. In addition, the issuance of shares of our common stock in connection with a business combination involving the company would result in the reduction in percentage of shares of our common stock owned by our current stockholders.

We have a limited operating history and our historical financial information is of limited value in projecting our future operating results or evaluating our operating history

     As a result of our relatively brief operating history and because our business model has changed significantly since inception, we believe that comparing different periods of our operating results is not meaningful and you should not rely on the results for any period as an indication of our future performance. In addition, fluctuations in our operating results have caused, and may in the future continue to cause us to perform below the expectations of public market analysts and investors. If our results continue to fall below market expectations, the price of our common stock may continue to fall significantly. Our limited operating results have varied widely in the past, and we expect that they will continue to vary significantly from quarter-to-quarter as we attempt to establish our products in the market and transition to a new or different business model.

You should expect our quarterly operating results to fluctuate in future periods and they may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline

     Our revenues and operating results will vary significantly from quarter-to-quarter due to a number of factors, including:

     . variations in demand for our products and services, which are relatively few in number;

     . the timing of sales of our products and services and the timing of new releases of personal computer systems and semiconductors that incorporate our products;

     .  delays in introducing our products and services;

     . changes in our pricing policies or the pricing policies of our competitors;

     . the timing and accuracy of royalty reports received from our customers, which we have not audited to date;

     . the timing of large contracts that materially affect our operating results in a given quarter;

     .  changes in the usage of digital media;

     . our ability to develop and attain market acceptance of enhancements to our products;

     .  new product introductions by competitors;

     .  the mix of license, hardware service and  revenues;

     . unanticipated customer demands which impact on our ability to deliver our products and ultimately recognize revenue;

     .  the mix of domestic and international sales;

     .  costs related to acquisitions of technologies or businesses;

     . our ability to attract, integrate, train, retain and motivate a substantial number of sales and marketing, research and development, administrative and product management personnel;

     .  our ability to expand our operations; and

     . global economic conditions as well as those specific to personal computer, peripherals and semiconductor manufacturers and other providers of digital video and audio stream management solutions.

     We receive either a flat fee from OEMs or a license royalty for each personal computer or peripheral sold that contains our products and a royalty for each silicon device sold by a semiconductor manufacturer that incorporates our technology. In collecting these fees, preparing our financial reports, projections and budgets and in directing our sales efforts and product development, we rely on our customers to accurately report the number of units sold. We have never undertaken an audit of any of our customers to verify that their reported sales unit numbers were accurate. These reports are subject to potential revision by these manufacturers. If any of our customers revised their product sales reports, we might be required to adjust our revenue for subsequent periods, which could harm our business and the price of our common stock.

     We determine our operating expenses largely on the basis of anticipated revenue trends and a high percentage of our expenses are fixed in the short term and are significant. As a result, any delay in generating or recognizing revenue could cause significant variations in our operating results from quarter-to-quarter and could result in substantial operating losses.

     Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. In future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall significantly.

We face inventory risks that may be increased by our business shift away from the Internet appliance business

     As of December 31, 2000, we have approximately $21 million of inventory, the majority of which was acquired from May through October 2000 to support production of our Internet appliance hardware designs. This inventory was purchased to accommodate long lead times for components in order to meet the anticipated demand for our Internet appliance products (the Internet screen phone, set-top box, and Nuelco platform). The sale of our Internet appliance business included the assignment of our Internet appliance customer contracts, but not the inventory to support production of the associated products. While we have obtained assurances that we will be the preferred supplier of inventory to Phoenix Technologies Ltd. for these products, we may not be able to sell all of the inventory that we currently have. Furthermore, even if our efforts to sell this inventory are successful, we may not be able to recover the full cost of the inventory due to market price fluctuations and other market conditions.

We have never been profitable and may never achieve profitability in the future

     We had a net loss of $40.5 million for the year ended December 31, 2000. We incurred net losses of $8.1 million for the year ended December 31, 1999 and $13.7 million for the year ended December 31, 1998. To date, we have not achieved profitability on an annual basis and revenue from our software and hardware design solutions may not result in sufficient revenue to sustain profitability in any future period. In addition, we cannot be certain that we can increase profitability, particularly to the extent that we face price competition. As a result, we will need to generate significant revenue to attain profitability.

Increasing competition may cause our prices to decline, which would harm our operating results

     We expect our prices for our digital entertainment products to decline over the next few years. We expect to face increased competition in markets where we license our digital entertainment products, which will make it more difficult to maintain our prices and profit margins even if our sales volumes increase. If anticipated increases in sales volume do not keep pace with anticipated pricing pressures, our revenue would decline and our business could be harmed. Despite our efforts to introduce enhancements to our products, we may not be successful in maintaining our pricing.

Our business significantly depends upon our CineMaster products, and it is uncertain whether the market will continue to accept these products

     In the year ended December 31, 2000, we derived approximately 75% of our license revenue from sales of devices incorporating our CineMaster products. We expect that license revenue from our CineMaster products will continue to account for a significant portion of our revenue for the foreseeable future. In particular, our business will be harmed if our existing manufacturing customers do not continue to incorporate our CineMaster products or if we are unable to obtain new customers for our CineMaster products. In seeking market acceptance, it may be difficult for our digital solutions to displace incumbent solutions employed by manufacturers not currently licensing our CineMaster products. Manufacturers that are using other solutions would need to invest in additional training and development tools and convert software for existing hardware solutions in order to change to a new digital solution. Accordingly, potential customers may not accept our digital solutions, which could limit our growth opportunities and harm our prospects.

The loss of a single customer could significantly harm our business because a majority of our revenue is derived from a small number of customers

     A substantial portion of our license revenue comes from three customers, Gateway, Inc., Hewlett-Packard Company and Dell Computer. In the year ended December 31, 2000, Gateway, Hewlett-Packard and Dell accounted for 19%, 11% and 7% of our total revenue and 35%, 18% and 13% of our gross profit, respectively. We expect a relatively small number of customers to account for a majority of our revenue and gross profit, if any, for the foreseeable future. The loss of any of these or other primary customers, or a material decrease in revenue from these customers, would immediately harm our business. As a result of the asset sales by us to STMicroelectronics and Phoenix, we lost several customers in the consumer electronics market including Microsoft, Funai and Cyberdrive. Customers lost in the Internet appliance market included IPM, Wongs Electronics and PlanetWorks.

Because most of our revenue is derived from a small number of customers, problems those customers experience will directly impact our business

     As a result of our concentrated customer base, problems that our customers experience could materially harm our business. These risks are beyond our control. For example, because we do not control the business practices of our customers, we do not influence the degree to which they promote our technology or set the prices at which the products incorporating our technology are sold to end users. Risks that may influence the success or failure of the personal computer manufacturers that are our customers include:

     . the competition the manufacturer faces and the market acceptance of its products;

     . the engineering, marketing and management capabilities of the manufacturer and the technical challenges unrelated to our technology that it faces in developing its products;

     .  the financial and other resources of the manufacturer;

     . new governmental regulations or changes in taxes or tariffs applicable to the manufacturer; and

     . the failure of third parties to develop and introduce content for digital entertainment applications in a timely fashion.

The inability of our customers or us to successfully address any of these risks could harm our business.

Because our customers have not executed long-term contracts with us, our revenue could decline significantly with little or no notice

     Our agreements with our customers are typically of limited duration and do not contain minimum purchase commitments or are terminable with little or no notice. Rather than long-term contracts, we typically enter into licensing agreements with one-year terms that automatically renew each subsequent year unless either party receives a written cancellation. As a result, many of our customers could elect not to renew these agreements and we could have little warning of this election. Also, because our agreements with our customers do not include minimum purchase requirements, the demand for our products is unpredictable. As a result of competition or fluctuations in demand, we could be required to reach an accommodation with our customers with respect to contractual provisions such as price or delivery time in order to obtain additional business and maintain our customer relationships. Any termination, decrease in orders or election not to renew a contract by our principal customers would harm our business.

We depend upon technology licensed from third parties, and if we do not maintain these license arrangements, we will not be able to ship many of our products and our business will be seriously harmed

     We license technology that is used in our products from third parties under agreements with a limited duration and we may not be able to maintain these license arrangements. If we fail to maintain our license arrangements, we would not be able to ship many of our digital entertainment products and our business would be seriously harmed. For example, we have a license agreement with Dolby Laboratories Licensing Corporation for the audio format that is used in all of our DVD-related products. Without this technology, we could not ship product for DVD markets. In addition, we license encryption and decryption software technology from Matsushita Electric, which must also be included in any DVD products we ship. The license for the Dolby Digital technology is for a term expiring at the expiration of the patent covered thereby with the furthest expiration date from the date of the license. The license for the encryption and decryption technology may be terminated by Matsushita at any time upon written notice. We may not be able to renew either license. If we failed to renew either of these licenses, we would not be able to ship products for the DVD market, and we would accordingly lose a substantial portion of our revenue.

The loss of any of our strategic relationships would make it more difficult to keep pace with evolving industry standards and to design products that appeal to the marketplace

     We rely on strategic relationships, such as those with ATI Technologies Inc., Dolby Laboratories, Intel Corporation, STMicroelectronics, Inc. and Phoenix Technologies, Ltd. to provide us with state of the art technology, assist us in integrating our products with leading industry applications and help us make use of economies of scale in manufacturing and distribution. Through our relationships with our strategic partners, we gain valuable insights on evolving industry standards and trends. For example, we may be able to learn about future product lines in advance so that we can more efficiently design products that our customers find valuable. However, we do not have written agreements with all of our strategic partners that can ensure these relationships will continue for a significant period of time. All of our agreements with these partners are informal, and may be terminated by them at any time. The loss of any one of these relationships could harm our business.

Delays in providing our products to our customers may affect how much business we receive

     Our product development efforts may not be successful and we may encounter significant delays in bringing our products to market. Because the product life cycle in the personal computer industry can be as short as six to twelve months or less, if our product development efforts are not successful or are significantly delayed, our business will be harmed. In the past, we have failed to deliver new products, upgrades or customizations on time, including customization projects for DVD products that are requested from time to time by our customers. In the future, our efforts to remedy this situation may not be successful and we may lose customers as a result. Delays in bringing to market new products, enhancements to old products or interfaces between existing products and new models of personal computers could be exploited by our competitors. If we were to lose market share as a result of lapses in our product management, our business would be harmed.

Our business model depends upon licensing our intellectual property, and if we fail to protect our proprietary rights, our business could be harmed

     Our ability to compete depends substantially upon our internally developed technology. We have a comprehensive program for securing and protecting rights in patentable inventions, trademarks, trade secrets and copyrightable materials. If we are not successful in protecting our intellectual property, our business could be substantially harmed.

Our pending patents may never be issued, and even if issued, may provide us with little protection.

     We regard the protection of patentable inventions as important to our future opportunities. We currently have six U.S. patent applications pending relating to our digital video stream management technology. However, none of our technology is patented outside of the United States nor do we currently have any international patent applications pending. It is possible that:

     . our pending patent applications may not result in the issuance of patents;

     .  our patents may not be broad enough to protect our proprietary rights;

     . any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;

     . current and future competitors may independently develop similar technology, duplicate our products or design around any of our patents; and

     . effective patent protection, if any, may not be available in every country in which we do business.

We rely upon trademarks, copyrights and trade secrets to protect our proprietary rights, which are only of limited value.

     We rely on a combination of laws, such as copyright, trademark and trade secret laws and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. We currently have two pending trademark applications for the marks "RAVISENT" and "RAVISENT Technologies." We also have an issued U.S. trademark for the mark "CineMaster," and have a number of pending trademark applications for "RAVISENT" in foreign countries. Moreover, despite any precautions which we have taken:

     . laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

     . other companies may claim common law trademark rights based upon state or foreign law which precede our federal registration of such marks;

     . current federal laws that prohibit software copying provide only limited protection from software "pirates," and effective trademark, copyright and trade secret protection may be unavailable or limited in certain foreign countries;

     . policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming and we are unable to determine the extent to which piracy of our products and trademarks may occur, particularly overseas;

     . we have provided our source code for our products to a few of our customers as part of our licensing arrangements with them and the procedures and practices implemented under the terms of these licenses may not be sufficient to prevent them from exploiting the source code; and

     . the tamper-resistant copy protection codes in our software have been broken in the past and may not be successful in preventing unauthorized use of our software in the future.

We may become involved in costly and time-consuming litigation over proprietary rights

     Substantial litigation regarding intellectual property rights exists in our industry. We expect that software and hardware in our industry may be increasingly subject to third party infringement claims as the number of competitors grows and the functionality of products in different areas of the industry overlap. Third parties may currently have, or may eventually be issued, patents that would be infringed by our products or technology. We cannot be certain that any of these third parties will not make a claim of infringement against us with respect to our products and technology.

     Any litigation, brought by others or by us, could result in the expenditure of significant financial resources and the diversion of management's time and efforts. In addition, litigation in which we are accused of infringement may cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements even before the issue of infringement has been decided on the merits. If any litigation were not to be resolved in our favor, we could become subject to substantial damage claims and be prohibited from using the technology at issue without a royalty or license agreement. These royalty or license agreements, if required, might not be available on acceptable terms, or at all, and could result in significant cost and, harm our business. If a successful claim of infringement is made against us and we cannot develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.

We have received notices of claims that may result in litigation.

     From time to time, we have received, and we expect to continue to receive, notice of claims of infringement of other parties' proprietary rights. For example:

     . Our digital video stream management solutions comply with industry DVD specifications, which incorporates technology known as MPEG-2 that governs the process of storing a video input in digital form. We have received notice from two of our largest customers that a third party with a history of litigating its proprietary rights and which has substantial financial resources has alleged that aspects of MPEG-2 technology infringe upon patents held by the third party. These customers may in the future seek compensation or indemnification from us arising out of the third party claims and we may be required to agree to indemnify them to secure future business or otherwise. Moreover, we may be required to pay license fees in connection with the use of the third party's technology in the future.

     . A group of companies has formed a consortium known as MPEG-LA to enforce the proprietary rights of other holders of patents covering essential aspects of MPEG-2 technology that are incorporated into our products. MPEG-LA has notified a number of personal computer manufacturers, including our customers, that patents owned by members of the consortium are infringed by the personal computer manufacturers in their distribution of products that incorporate the MPEG-2 technology. MPEG-LA has requested that these personal computer manufacturers pay license fees for the use of the technology covered by MPEG-LA patents. These personal computer manufacturers may in the future seek compensation or indemnification from us arising out of the MPEG-LA claims, and we may be required to pay license fees in connection with the use of MPEG-2 technology in the future.

     . Another group of companies has formed a consortium known as "6C" (formerly DVD Patent Licensing Program) to enforce the proprietary rights of other holders of patents covering essential aspects of DVD technology that are incorporated into our products. 6C has notified us, as well as a number of computer manufacturers and other companies manufacturing or licensing DVD-related products, including our customers, that patents owned by members of the consortium are infringed by products that incorporate the DVD technology. 6C has requested that these personal computer manufacturers pay license fees for using the 6C patents. We may be required to pay license fees in connection with the use of such DVD technology in our products in the future as a result of such claims. Further, a court could determine that we infringe any such patents and we would be liable for resulting damages. In addition, our customers who have been contacted by the 6C may in the future seek compensation or indemnification from us arising out of the 6C claims, and we may be required to pay license fees on their behalf in connection with the use of such DVD technology in the future.

     . A third party has asserted that the parental control features of our CineMaster products infringe patents held by the third party. A court could determine that such parental control features do infringe these patents and we could be liable for resulting damages. In addition, our customers could seek compensation or indemnification from us arising out of such third party's claims.

     . Another consortium of companies, commonly known as "3C," notified a number of DVD product manufacturers that the members of the consortium hold patents that are essential to DVD technology, and have requested that such companies pay license royalties for the use of the technology covered by the 3C patents. In addition, our customers may seek compensation or indemnification from us as a result of the 3C claims. 3C members may in the future seek compensation or indemnification from us arising out of the consortium's claims.

     . A letter dated September 12, 2000 from a third party to one of our customers who distributes our product claims infringement of a Japanese utility model patent regarding Internet terminal which can be coupled to a television set. This third party is seeking a license agreement as a resolution. We have requested more time to respond and are accumulating prior art to invalidate the utility model patent.

     Any of these notices could result in litigation, which would include all of the risks discussed above.

We may not be able to profit from growth in our business if we are unable to effectively manage such growth

     Our ability to successfully offer our products and services in rapidly evolving markets requires an effective planning and management process. We have limited experience in managing rapid growth. In the last several months, we have hired new engineering, sales, marketing, administrative and other management personnel. Our business will suffer dramatically if we fail to manage our growth. On December 31, 2000, we had a total of 165 employees compared to a total of 140 employees on December 31, 1999. Upon the closing of the sale of our Internet appliance and consumer electronics business, we have a total of approximately 76 full-time employees, 27 of whom are engaged in research and development, 22 in sales and marketing and 27 in administration. The growth we have experienced so far has placed strains on our managerial, financial and personnel resources. We expect these strains to continue in the future. The combination of growth and the complexity of the technology involved in our products, demands an unusual amount of focus upon the operational needs of our customers for quality, reliability, timely delivery and post-installation field support. Our existing licenses rely heavily on our technical expertise in customizing our digital solutions to their new products. In addition, relationships with new manufacturing customers generally require significant engineering support. Therefore, any increases in the adoption of our products by existing or new customers will increase the strain on our resources, especially our engineers. To reach our goals, we will need to continue hiring while, at the same time, investing in our infrastructure. We will also need to increase the scale of our operations. In addition, we will need to:

     .  successfully train, motivate and manage new employees;

     .  expand our sales and support organization;

     .  integrate new management and employees into our overall operations; and

     .  adopt and staff an investor relations program.

     We may not succeed in anticipating all of the changing demands that growth, if any, will impose on our systems, procedures and structure. Our failure to effectively manage our expansion may result in a material adverse effect on our business financial condition and results of operations.

We may not be able to successfully make acquisitions of or investments in other companies

     We have very limited experience in acquiring or making investments in companies, technologies or services. From time to time we have had discussions with companies regarding our acquiring, or investing in, their businesses, products or services. In the future, we may make acquisitions or investments in other companies, products or technologies. Acquisitions in our industry are particularly difficult to assess because of the rapidly changing technological standards in our industry. If we make any acquisitions, we will be required to assimilate the personnel, operations and products of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. However, the key personnel of the acquired company may decide not to work for us. Moreover, acquisitions may cause disruptions in our operations and divert management's attention away from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in our efforts to assimilate acquired businesses which could result in a material adverse effect on our business.

We are dependent upon our key management for our future success, and few of our managers are obligated to stay with us

     Our success depends on the efforts and abilities of our senior management and certain other key personnel. Many of our key employees are employed at will. If any of these or other key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement, then our business could be harmed. We have recently hired new managers and may hire key management personnel as needed. We may not be able to successfully assimilate our recently hired managers or to hire qualified key management personnel to replace them.

We may not be able to hire and retain qualified employees, which would impair our ability to grow

     As a result of our asset sales to Phoenix Technologies and STMicroelectronics, our workforce has been reduced by approximately 89 employees, including 70 employees in our research and development department and 9 employees in our sales and marketing department. Although our need for employees has been reduced as a result of the disposition of our consumer electronics business and our Internet appliance business, we have vacancies in several positions in our research and development group. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. Hiring qualified personnel, particularly sales, marketing, engineering and product management personnel, is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the digital video and audio stream management industry. In addition, we are headquartered in Malvern, Pennsylvania and we maintain operations in San Jose, California. We have in the past and expect in the future to face difficulties locating qualified personnel in these locations. We have had, and expect to continue having greater difficulty attracting such personnel with equity incentives as a public company than we did as a privately held company.

We may be subject to product returns, product liability claims and reduced sales because of defects in our products

     Our products are very complex and frequently contain undetected errors.
The likelihood of errors is higher when a new product is introduced or when new versions or enhancements are released. Errors may also arise as a result of defects in the products into which our products are incorporated. Despite our extensive quality assurance process, we have in the past shipped product releases with some defects, and have discovered other errors in our products after their commercial shipment. Despite our quality assurance process and that of our customers, defects and errors may be found in new products or in new versions or enhancements of existing products after commercial shipment has begun. We may be required to devote significant financial resources and personnel to correct any defects. Known or unknown errors or defects that affect the operation of our products could result in the following, any of which could harm our business:

     .  delay or loss of revenue;

     .  cancellation of customer contracts;

     .  diversion of development resources;

     .  damage to our reputation;

     .  failure of our products to achieve market acceptance;

     .  increased service and warranty costs; and

     .  litigation costs.

     Although some of our licenses with customers contain provisions designed to limit our exposure to potential product liability claims, these contractual limitations on liability may not be enforceable. In addition, our product liability insurance may not be adequate to cover our losses in the event of a product liability claim resulting from defects in our products and may not be available to us in the future.

Our business is subject to risks from international operations such as legal uncertainty, tariffs and trade barriers and political and economic instability

     During the years ended December 31, 2000 and December 31, 1999, we derived approximately 41% and 23% of our revenue, respectively, from sales to foreign companies, and we may derive an increasing amount of our revenue from sales outside North America in the future. We have limited experience in marketing and distributing our products internationally. In addition, there are many risks inherent in doing business internationally including, among others:

     .  legal uncertainty regarding liability;

     .  tariffs, trade barriers and other regulatory barriers;

     .  problems in collecting accounts receivable;

     .  political and economic instability;

     .  changes in diplomatic and trade relationships;

     .  seasonal reductions in business activity;

     .  potentially adverse tax consequences;

     .  the impact of recessions in economies outside the United States; and

     .  complexity and unexpected changes in local laws and regulations.

     Our licensees are subject to many of the risks described above with respect to their manufacturing or end-user customers. Currently, all of our international sales are denominated in U.S. dollars; therefore, a strengthening of the dollar could make our products less competitive in foreign markets. We do not use derivative instruments to hedge foreign exchange risk. In the future, we may conduct sales in local currencies, in which case, changes in exchange rates could adversely affect our operating results. In addition, if we conduct sales in local currencies, we may engage in hedging activities, which may not be successful and could expose us to additional risks.

It may be difficult to raise needed capital in the future, which could significantly harm our business

     We may require substantial additional capital to finance our future growth and fund our ongoing research and development activities beyond 2000. Our capital requirements will depend on many factors, including:

     .  the results of our search for strategic alternatives;

     .  acceptance of and demand for our products;

     .  the number and timing of acquisitions;

     .  the costs of developing new products;

     .  the costs associated with our expansion; and

     . the extent to which we invest in new technology and research and development projects.

     To the extent that the proceeds from our initial public offering and the dispositions of our consumer electronics and Internet appliance businesses are exhausted, and if our existing sources of cash and cash flow from operations, if any, are insufficient to fund our activities, we may need to raise additional funds. If we issue additional stock to raise capital, your percentage ownership in RAVISENT would be reduced. Additional financing may not be available when needed and, if such financing is available, it may not be available on terms favorable to us.

Because of their significant stock ownership, our officers and directors can exert significant control over our future direction

     Our officers, directors and entities affiliated with them, in the aggregate, beneficially own approximately 17% of our outstanding common stock. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors, the approval of mergers or other business combination transactions or a sale of all or substantially all of our assets.

Certain provisions of our certificate of incorporation and bylaws make changes of control difficult even if they would be beneficial to stockholders

     The board of directors has the authority without any further vote or action on the part of the stockholders to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if it is ever issued, may have preference over and harm the rights of the holders of common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

     Our certificate of incorporation and bylaws include provisions that may have the effect of deterring an unsolicited offer to purchase our stock. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving us. Furthermore, our board of directors is divided into three classes, only one of which is elected each year. Directors are only capable of being removed by the affirmative vote of 66 2/3% or greater of all classes of voting stock. These factors may further delay or prevent a change of control.

Our revenue is dependent upon acceptance of products that incorporate our digital entertainment technology only in the personal computer industry

We rely on the personal computer industry, which has risks and uncertainties that are beyond our control.

     The personal computer industry is presently the only market for our digital entertainment solutions. In addition, we are subject to a non-competition agreement with STMicroelectronics pursuant to which we have agreed to not compete in significant aspects of the consumer electronics market until March 2006. As a result, our results of operations will depend almost entirely on consumer acceptance of the personal computer. Our dependence on these industries involves several risks and uncertainties, including:

     . whether semiconductor manufacturers developing silicon devices for personal computer manufacturers will design our digital solutions into their devices and successfully introduce these devices;

     .  changes in consumer requirements and preferences for personal computers;

     . the small number of product manufacturers in the personal computer industry and the short product life cycles which can be six months or less; and

     . the difficulty in predicting the level of consumer interest in and acceptance of many digital product applications employing our products that employ our technology.

     Any general economic, business or industry conditions that cause customers or potential customers to reduce or delay their investments in personal computer systems could have a negative effect on our strength and profitability. For example, a softening of demand for computer systems may result in decreased revenue (or at least declining revenue growth rates) for computer manufacturers in general which could have a corresponding negative impact on our sales. In turn, a decrease in our sales could result in pricing pressures for our products, which could have a negative effect on our revenue and profitability. Recently, personal computer manufacturers have experienced a slowdown in sales of personal computers, which may result in a material adverse affect on the sales of our products.

We are subject to a non-competition agreement prohibiting us from selling products in significant aspects of the consumer electronics market.

     Our agreement with STMicroelectronics, pursuant to which we sold our consumer electronics business, provides that we may not compete in significant aspects of the consumer electronics market until March 2006. International Data Center surveys indicate that U.S. consumers, by a two-to-one margin, would prefer to receive electronic information and entertainment services through their television sets, rather than their personal computers. In recognition of this trend, traditional consumer electronics manufacturers have introduced stand-alone Internet access devices for the television. Recently, personal computer manufacturers have announced major initiatives in providing their own versions of stand-alone Internet devices in an effort to combat the consumer electronic manufacturers initiatives. An increase in the demand for certain consumer electronics products may result in a corresponding decrease in the demand for personal computer products employing our technology which may have a material adverse effect on our business and financial condition.

We currently depend upon demand for digital entertainment products, which may not be sustained.

     Our success currently depends upon continued demand for digital entertainment products in the personal computer market. All of our revenue in 1998 and 1999 resulted from sales of digital entertainment products. In 2000, a significant portion of our revenue was derived from sales of digital entertainment products. In addition to the risks inherent in the personal computer industry, the market for digital entertainment products also contains risk and uncertainties, including:

     . the development and marketing of content by third party content providers for end-user systems such as desktop computers in a format compatible with our digital solutions; and

     . the potential for declining demand for DVD solutions in lower price personal computers.

     Factors negatively affecting the personal computer industry in general or the DVD market in particular could harm our business. Moreover, to the extent that the performance, functionality, price and power characteristics of our digital solutions fail to satisfy customers who have a critical need for specific digital applications, the use of our digital solutions could become confined to a limited segment of these industries.

Competition in our markets is likely to continue to increase and could harm our business

     We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing and which are characterized by short product life cycles and price erosion. Our principal competitors in the software-based digital solution market are Mediamatics, Inc. (a subsidiary of National Semiconductor, Inc.), MGI Software Corp., Intervideo Inc. and RealNetworks, Inc. Our principal competitors in the hardware-based digital solution market are Sigma Designs, Inc. and Zoran Corporation. We also compete against several smaller companies and with the internal research and development departments of other software companies as well as those of personal computer, peripherals and semiconductor manufacturers who are in the market for specific digital video or audio software applications. Many of our competitors have a larger customer base, greater name recognition and greater financial, technical, managerial and other resources than us. Numerous other major personal computer manufacturers, software developers and other companies are focusing significant resources on developing and marketing products and services that will compete with our CineMaster products. Companies such as Liberate Technologies, Spyglass, Inc., Planetweb, Inc. and WebTV also compete indirectly with us by providing digital video and other solutions to Internet appliance manufacturers who compete with our customers or personal computer manufacturers. At least two semiconductor manufacturers, including C-Cube Microsystems and Zoran, are positioning their products as offering hardware-based digital video and audio management capabilities and marketing such products as equal or superior to our CineMaster products. In the future, operating system providers with a larger established customer base, such as Microsoft, may enter the digital video or audio stream management markets by building video or audio stream management applications into their operating systems. For example,

Microsoft currently markets a basic MPEG-1 compliant digital solution that is bundled into its operating system, which is used by a substantial number of personal computer users. If Microsoft were to successfully develop or license a DVD-compliant digital video solution and incorporate the solution into its operating system, our revenue could be substantially harmed.

     We anticipate continued growth and competition in the personal computer industry and the entrance of new competitors into our market, and accordingly, the market for our products will remain intensely competitive. We expect that competition will increase in the near term and that our primary long-term competitors may not yet have entered the market. Our future competitors may have significantly more personnel or greater financial, technical, marketing and other resources than either we or our current competitors do. Furthermore, our current and future competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Also, future competitors may have greater name recognition and more extensive customer bases that they can leverage. Increased competition could result in price reductions, fewer customer orders, reduced gross profit margins and loss of market share, any of which could harm our business.

If we fail to manage technological change, respond to evolving industry standards or enhance our products' interoperability with the products of our customers, demand for our products will decrease and our business will suffer

     Future versions of software and hardware platforms employing new technologies or the emergence of new industry standards could render our products obsolete or uncompetitive. The market for digital video and audio solutions is characterized by rapid technological change and evolving industry standards, such as standards for DVD audio, DVD random access memory and DTV as well as other digital entertainment applications. If we fail to respond to evolving industry standards, our products could rapidly become obsolete, which would harm our business. If the characteristics of our digital solutions are not compatible with the requirements of specific system or program applications, the likelihood that our customers will design our products into their systems and devices will decrease and our business will be harmed.

We may not be able to respond to rapidly changing consumer preferences

     Our results of operations will depend on the extent to which our products are incorporated into the products of leading personal computer, peripherals and semiconductor manufacturers. Their willingness to incorporate our products depends upon whether we succeed in developing enhancements and new generations of our software and hardware that satisfy consumer preferences in their markets and introducing these new technologies to the marketplace in a timely manner.
We must constantly modify and improve our products to keep pace with changing consumer preferences. For example, DVD drives became widespread on new personal computers in the last two years. It is particularly difficult to keep pace with changing consumer preferences in the personal computer industry as a result of a number of factors, including:

     . the difficulty of anticipating and responding in a timely manner to the latest consumer trends and requirements;

     . the introduction by our competitors of new products embodying popular new technologies or features that appeal to consumers; and

     . the significant investment that is often required before commercial viability is achieved to market a new feature or function.

     Any failure by us to adequately address these risks could render our existing digital solutions obsolete and could harm our business. In addition, we may not have the financial and other resources necessary to develop any enhancements or new generations of technology that generate revenue in excess of the costs of development.

We face risks from the uncertainties of any future governmental regulation

     We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of digital delivery mediums, it is possible that future laws and regulations may be adopted that regulate the digital media market or other markets in which our products are sold. Future regulatory measures may include, among other things:

     .  pricing;

     .  content;

     .  copyrights;

     .  export controls (particularly regarding data encryption);

     .  distribution; and

     .  characteristics and quality of products and services.

     The growth and development of the digital media market may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business in this segment. The adoption of any additional laws or regulations may decrease the expansion of this market and harm our business. Our business could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the digital media market.

                          FORWARD-LOOKING STATEMENTS

   This prospectus, together with all other information included or incorporated by reference into this prospectus, contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance and achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the personal computer, consumer electronics and Internet appliance industries in general and our specific market areas; changes in prevailing interest rates and the availability of terms of financing to fund the anticipated growth of our business; inflation; changes in costs of goods and services; our inability to protect our intellectual property; economic conditions in general and in our specific market areas; demographic changes; changes in foreign, federal, state and/or local government regulations; claims for damages asserted against us; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; changes in our acquisition and capital expenditure plans; and other factors referenced herein. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," or "intends," or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our website at http://ravisent.com or at the SEC's website at http://www.sec.gov.

     The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 prior to the termination of the offering made hereby. The documents we are incorporating by reference are as follows:
     (1) the description of our common stock contained in our registration statement on Form 8-A filed on June 7, 1999, including any amendment or report filed for the purpose of updating such description;

     (2) our Annual Report on form 10-K filed on April 2, 2001 for the fiscal year ended December 31, 2000;

     (3) our Current Report on Form 8-K filed on January 24, 2001 concerning a definitive agreement to sell the assets of our consumer electronics business to STMicroelectronics, Inc.;

     (4) our Current Report on Form 8-K filed on March 16, 2001 concerning the closing of the sale of the assets of our consumer electronics business to STMicroelectronics, Inc.;

     (5) our Current Report on Form 8-K filed on March 26, 2001 concerning a definitive agreement to sell the assets of our Internet appliance business to Phoenix Technologies Ltd.; and

     (6) our Current Report on Form 8-K filed on April 9, 2001 concerning the closing of the sale of the assets of our Internet appliance business to Phoenix Technologies Ltd.

     Any statement contained in a document incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

     Upon written or oral request, we will provide without charge a copy of these filings, and a copy of any and all of the information that has been or may be incorporated by reference in this prospectus. Requests for these copies should be directed to Investor Relations, RAVISENT Technologies Inc., 257 Great Valley Parkway, Malvern, Pennsylvania 19355, telephone (800) 700-0362.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or amendment. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                              SELLING STOCKHOLDER

     The following table sets forth the name of the selling stockholder and the number of shares being registered for sale as of the date of this prospectus and sets forth the number of shares of common stock known by us to be beneficially owned by the selling stockholder. The following table assumes that the selling stockholder will sell all of the shares being offered for his account by this prospectus. However, we are unable to determine the exact number of shares that actually will be sold. The shares offered by this prospectus may be offered from time to time by the selling stockholder. This information is based upon information provided by the selling stockholder and public documents filed with the SEC, and is not necessarily indicative of beneficial ownership for any other purpose. The term "selling stockholder" includes the stockholder listed below and his transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership is based on [__________] shares of common stock outstanding as of April [__], 2001.


                                                       Number of                Percent of                   Number of
                                                 Shares of Common Stock      Outstanding Shares        Shares of Common Stock
       Name of Selling Stockholder                 Beneficially Owned        Beneficially Owned      Registered for Sale Hereby
 -----------------------------------------       ----------------------      ------------------      --------------------------
Edward R. Price (1).......................                33,647                    *                          20,000

______________
   * Less than one percent

 (1) Includes all shares deemed beneficially owned under Rules of the Securities and Exchange Commission.

     The 20,000 shares of common stock were issued on May 15, 2000 in connection with the settlement of a lawsuit initiated by the selling stockholder identified herein. In settlement of this lawsuit, which was dismissed with prejudice, we issued the selling stockholder the shares of common stock and obtained a mutual release of claims. In addition, we granted the selling stockholder registration rights through an amendment of our amended and restated registration rights agreement. Pursuant to this agreement, the selling stockholder has requested that we register his 20,000 shares under this prospectus.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholder. All proceeds will be received by the selling stockholder.

                             PLAN OF DISTRIBUTION

     We are registering all 20,000 shares on behalf of the selling stockholder. We will not receive any of the proceeds from sales by the selling stockholder of the offered shares of common stock. As used in this prospectus, "selling stockholder" includes the selling stockholder named above and any pledgees, donees, assignees, transferees or other successors in interest selling shares received from the named selling stockholder as a gift or other non-sale transfer after the date of this prospectus. The selling stockholder may sell the shares from time to time. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholder may effect these transactions by selling the shares to or through broker-dealers.

     The shares may be sold by one or more of, or a combination of, the following:

      . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      . purchases by a broker-dealer as principal and resale by this broker-dealer for its account through this prospectus;

      .   an exchange distribution that complies with the rules of the exchange;

      . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      .   in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales. We will amend or supplement this prospectus upon being notified by a selling stockholder that a pledgee, donee, assignee, transferee or other successor in interest intends to sell more than 500 shares.

     The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out these short positions. The selling stockholder may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer these shares through this prospectus. The selling stockholder may also loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus.

   Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale through Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than through this prospectus.

   The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the shares may not engage in market-making activities with respect to our common stock during certain restricted periods. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, that may limit the timing of purchases and sales of shares of our common stock by the selling stockholder.
We will make copies of this prospectus available to the selling stockholder and the selling stockholder has been informed of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

   We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose:

     . the name of each selling stockholder and of the participating broker-dealer(s),

     .    the number of shares involved,

     .    the price at which the shares were sold,

     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     . that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     .    other facts material to the transaction.

   We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to his sale of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

   The validity of the common stock offered in this prospectus and certain other legal matters will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California. As of the date of this prospectus, attorneys of Brobeck, Phleger & Harrison LLP and family members thereof beneficially owned an aggregate of approximately 1,850 shares of our common stock.

                                    EXPERTS

     The consolidated financial statements and schedule of RAVISENT Technologies Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     All costs and expenses incurred in connection with the issuance and distribution of the securities being registered will be paid by the registrant. The following is an itemized statement of these costs and expenses. All amounts are estimates except the Securities and Exchange Commission registration fee.


     Registration Statement fee                                          $[____]
     Printing and engraving..............................................$10,000
     Legal fees..........................................................$50,000
     Accounting fees and expenses........................................$25,000
                                                                         -------
          Total..........................................................$[____]

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Article VII, Section 6 of the registrant's bylaws provides that the registrant shall indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the registrant's certificate of incorporation provides that its directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to the registrant and its stockholders. This provision does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The registrant has entered into an indemnification agreement with each of its executive officers and directors containing provisions that may require the registrant, among other things, to indemnify its executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     Section 145 of the Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law. The registrant intends to maintain its director and officer liability insurance.

Item 16.    Exhibits and Financial Statement Schedules.

     The exhibits listed in the Exhibit Index are filed herewith or incorporated by reference herein:

            (a)    Exhibits

   Exhibit
   Number    Description
   ------    -----------
   4.1(1)    Form of RAVISENT's Specimen Common Stock Certificate.

   4.2(1) Registration Rights Agreement, dated April 30, 1998, by and among RAVISENT and the parties listed on Schedule A therein.

   4.3(1) Quadrant International, Inc. Common Stock Purchase Warrant Certificate, dated July 30, 1998, by and between RAVISENT and Progress Capital, Inc. for the purchase of up to 75,000 shares of common stock.

   4.4(1) Quadrant International, Inc. Common Stock Purchase Warrant Certificate, dated July 30, 1998, by and between RAVISENT and Progress Capital, Inc. for the purchase of up to 200,000 shares of common stock.

   4.5(1) Quadrant International, Inc. Common Stock Purchase Warrant Certificate, dated July 30, 1998, by and between RAVISENT and Progress Capital, Inc. for the purchase of up to 100,000 shares of common stock.

   4.6(1) Quadrant International, Inc. Common Stock Purchase Warrant Certificate, dated June 11, 1996, by and between RAVISENT and Meridian Bank.

   4.7(1) Quadrant International, Inc. Common Stock Purchase Warrant Certificate, dated March 15, 1996, by and between RAVISENT and Meridian Bank.

   4.8(1) Subordinated Note and Warrant Purchase Agreement, dated March 18, 1996, by and between RAVISENT and NEPA Venture Fund II, L.P.

   4.9(1) Convertible Debenture and Warrant Purchase Agreement, dated December 17, 1997, by and between RAVISENT and Atlantic Coastal Ventures, L.P.

   4.10(1) Convertible Debenture and Warrant Purchase Agreement, dated February 17, 1998, by and between RAVISENT and Donald Horton and Marty Horton, as community property.

   4.11(1) Quadrant International, Inc. Convertible Debenture and Warrant Purchase Agreement, dated April 7, 1998, by and among RAVISENT and the parties who are signatories thereto.

   4.12(1) Convertible Debenture and Warrant Purchase Agreement, dated March 31, 1998, by and among RAVISENT and the parties who are signatories thereto.

   4.13(1) Subordinated Note and Warrant Purchase Agreement, dated May 4, 1995, by and between RAVISENT and NEPA Venture Fund II, L.P.

   4.14(1) Convertible Promissory Note Purchase Agreement, dated as of April 26, 1999, among RAVISENT and the parties who are signatories thereto.

   4.15(1) Registration Rights Agreement, dated as of April 26, 1999, among RAVISENT and the parties listed on Schedule A thereto.

   4.16(2) Demand Note, dated July 21, 1999 from Divico, Inc. in favor of Luico, Inc.

   5.1*      Opinion of Brobeck, Phleger & Harrison LLP.

  23.1       Consent of KPMG LLP, Independent Auditors.

  23.2*      Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
             5.1).

  24.1       Power of Attorney (See Signature Page).

* To be filed by amendment.

(1) Incorporated herein by reference to RAVISENT's registration statement on Form S-1, File No. 333-77269, declared effective with the Securities and Exchange Commission on July 15, 1999.

(2) Incorporated by reference to identically numbered exhibit to RAVISENT's annual report on Form 10-K for the period ended December 31, 1999 (File No. 000-26287).

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Sections 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Malvern, State of Pennsylvania, on this 7th day of May, 2001.


                                        RAVISENT TECHNOLOGIES INC.

                                     By:/s/ Francis E.J. Wilde III
                                        ---------------------------------------
                                        Francis E.J. Wilde III
                                        Chief Executive Officer and President

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Francis E.J. Wilde III and Thomas J. Fogarty and each of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this prospectus, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated;


Date:  May 7, 2001                      By /s/ Francis E.J. Wilde III
                                        ---------------------------------------
                                        Francis E.J. Wilde III
                                        Chief Executive Officer, President and
                                        Director
                                        (Principal Executive Officer)



Date:  May 7, 2001                      By /s/ Thomas J. Fogarty
                                        ---------------------------------------
                                        Thomas J. Fogarty
                                        Chief Financial Officer
                                        (Principal Financial and Accounting
                                        Officer)



Date:  May 7, 2001                      By /s/ Frederick J. Beste III
                                        ---------------------------------------
                                        Frederick J. Beste III
                                        Director


Date:  May 7, 2001                      By /s/ Peter X. Blumenwitz
                                        ---------------------------------------
                                        Peter X. Blumenwitz
                                        Director

Date:  May 7, 2001                      By /s/ Walter L. Threadgill
                                        ---------------------------------------
                                        Walter L. Threadgill
                                        Director


Date:  May 7, 2001                      By /s/ Paul A. Vais
                                        ---------------------------------------
                                        Paul A. Vais
                                        Director

                               INDEX TO EXHIBITS

Exhibit
Number    Description
------    -----------
 4.1(1)   Form of RAVISENT's Specimen Common Stock Certificate.

 4.2(1) Registration Rights Agreement, dated April 30, 1998, by and among RAVISENT and the parties listed on Schedule A therein.

 4.3(1) Quadrant International, Inc. Common Stock Purchase Warrant Certificate, dated July 30, 1998, by and between RAVISENT and Progress Capital, Inc. for the purchase of up to 75,000 shares of common stock.

 4.4(1) Quadrant International, Inc. Common Stock Purchase Warrant Certificate, dated July 30, 1998, by and between RAVISENT and Progress Capital, Inc. for the purchase of up to 200,000 shares of common stock.

 4.5(1) Quadrant International, Inc. Common Stock Purchase Warrant Certificate, dated July 30, 1998, by and between RAVISENT and Progress Capital, Inc. for the purchase of up to 100,000 shares of common stock.

 4.6(1) Quadrant International, Inc. Common Stock Purchase Warrant Certificate, dated June 11, 1996, by and between RAVISENT and Meridian Bank.

 4.7(1) Quadrant International, Inc. Common Stock Purchase Warrant Certificate, dated March 15, 1996, by and between RAVISENT and Meridian Bank.

 4.8(1) Subordinated Note and Warrant Purchase Agreement, dated March 18, 1996, by and between RAVISENT and NEPA Venture Fund II, L.P.

 4.9(1) Convertible Debenture and Warrant Purchase Agreement, dated December 17, 1997, by and between RAVISENT and Atlantic Coastal Ventures, L.P.

 4.10(1) Convertible Debenture and Warrant Purchase Agreement, dated February 17, 1998, by and between RAVISENT and Donald Horton and Marty Horton, as community property.

 4.11(1) Quadrant International, Inc. Convertible Debenture and Warrant Purchase Agreement, dated April 7, 1998, by and among RAVISENT and the parties who are signatories thereto.

 4.12(1) Convertible Debenture and Warrant Purchase Agreement, dated March 31, 1998, by and among RAVISENT and the parties who are signatories thereto.

 4.13(1) Subordinated Note and Warrant Purchase Agreement, dated May 4, 1995, by and between RAVISENT and NEPA Venture Fund II, L.P.

 4.14(1) Convertible Promissory Note Purchase Agreement, dated as of April 26, 1999, among RAVISENT and the parties who are signatories thereto.

 4.15(1) Registration Rights Agreement, dated as of April 26, 1999, among RAVISENT and the parties listed on Schedule A thereto.

 4.16(2) Demand Note, dated July 21, 1999 from Divico, Inc. in favor of Luico, Inc.

 5.1*     Opinion of Brobeck, Phleger & Harrison LLP.

23.1      Consent of KPMG LLP, Independent Auditors.

23.2*     Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

24.1      Power of Attorney (See Signature Page).

  * To be filed by amendment.

(1) Incorporated herein by reference to RAVISENT's registration statement on Form S-1, File No. 333-77269, declared effective with the Securities and Exchange Commission on July 15, 1999.

(2) Incorporated by reference to identically numbered exhibit to RAVISENT's annual report on Form 10-K for the period ended December 31, 1999 (File No. 000-26287).